SUB-ITEM 77E: LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively, "Federated")
 have been named as
defendants in several
lawsuits that are now
pending in the United
States District Court for
the Western
District of Pennsylvania.
These lawsuits have been
consolidated into a single
action alleging excessive
advisory fees involving
 one of the Federated-sponsored
 mutual funds ("Funds").
       Federated and its
counsel have been defending
 this litigation. Additional
lawsuits based upon
similar allegations may be
 filed in the future. The
potential impact of these
 lawsuits, all of which seek
monetary damages, attorneys'
fees
and expenses, and future potential
 similar suits is uncertain.
Although
we do not believe that these
lawsuits will have a material
adverse effect on the Funds,
there can be no
assurance that these suits,
ongoing adverse publicity and/or
other developments resulting from the
allegations in these matters
 will not result in increased
 redemptions, or reduced sales,
of shares of the
Funds or other adverse consequences
for the Funds.
3